UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2006

Tier Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10780 Parkridge Blvd., 4th Floor, Reston, Virginia		20191
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	571-382-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2006, the Compensation Committee ("Compensation Committee") of the Board of Directors of Tier Technologies, Inc. (the "Company"), granted options to purchase 40,000 shares of the Company’s common stock to the each of the following executive officers: David E. Fountain, Senior Vice President and Chief Financial Officer; Steven M. Beckerman, Senior Vice President—Government Business Process Outsourcing; Michael A. Lawler, Senior Vice President—Electronic Payment Processing; Deanne M. Tully, Vice President General Counsel and Secretary; and Stephen V. Wade—Business Development. In addition, the Compensation Committee granted a total of 147,500 options to 15 other key employees. The options granted to both the Executive Officers and the 15 other employees were granted with an exercise price of $5.95 per share and will vest over five years. In the event of the termination of the employment of the employee following a change of control of the Company, the options of that employee will vest immediately as to the number of shares that would be scheduled to vest over the following 18 months.

On August 24, 2006, the Compensation Committee also granted options to purchase 40,000 shares of the Company’s common stock to each of the following directors: Charles W. Berger, Samuel Cabot III, Morgan Guenther, T. Michael Scott, and Bruce Spector, at an exercise price of $5.95 per share. These options will vest over five years. In the event of a change of control, all unvested options will vest immediately.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tier Technologies, Inc.

August 29, 2006	By:	David E. Fountain

Name: David E. Fountain
Title: Chief Financial Officer